Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective the 3rd day of January, 2023 by and between Trent Staggs, an individual (the “Consultant”), whose principal place of business 2067 W Bamberger Drive, Riverton, UT 84065 and Vivakor, Inc. (VIVK) (the “Company”) whose principal place of business is 5220 Spring Valley, LL20 Dallas, Texas 75254.

WHEREAS, Consultant has broad-based experience with Vivakor’s Utah operations, permitting and reporting; and

WHEREAS the Company desires Consultant’s assistance in furthering the Company’s business in Vernal, Utah; and

WHEREAS, Consultant is ready, willing and able to render such services to Company.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Consulting Services. The Company hereby retains the Consultant as an independent consultant to the Company and the Consultant hereby accepts and agrees to such retention. Company and Consultant agree that Consultant is being retained in order to assist the Company with the ongoing operations, permitting and regulatory issues at the Vernal, Utah location (the “Services”). The Consultant will report directly to the Company’s CEO or CFO regarding the Services.

In performing the Services, Consultant understands and agrees that Consultant is not an agent of the Company and has no authority to act or speak on behalf of the Company unless instructed to in writing by the Company’s Chief Executive Officer or Chief Financial Officer. Any written communications or documents produced by Consultant are to be produced directly to the Company’s Chief Executive Officer or Chief Financial Officer and may not be distributed by Consultant to any other parties without the express written consent of the Company’s Chief Executive Officer or Chief Financial Officer.

It is acknowledged and agreed by the Company that Consultant carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or brokerage/dealer within the meaning of the applicable state and federal securities laws. The services of Consultant shall not be Exclusive nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Company or its projects.

Best Efforts. Consultant shall devote such time and effort, as it deems commercially reasonable and adequate under the circumstances to the affairs of the Company to render the consulting services contemplated by this Agreement.

2.	Independent Contractor. Consultant agrees to perform its consulting duties hereto as an independent contractor. Nothing contained herein shall be considered as creating an employer-employee relationship between the parties to this Agreement. The Company shall not make social security, worker’s compensation or unemployment insurance payments on behalf of Consultant. The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultant. Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice. Consultant will use its best efforts and does not promise results.

3.	Time, Place and Manner of Performance. The Consultant shall be available for advice and counsel to the officers and directors of the Company as such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the sole discretion of the Consultant. Consultant shall be allowed to use the Company’s offices as needed, with advance written notice to the Company’s CEO or CFO at least two business prior to Consultant’s arrival. The Company will pay for any parking fees associated with use of such offices. Consultant shall be able to continue using it’s Vivakor.com email during the engagement of this contract, but any emails sent from the email address will contain a footer clearly indicating the Consultant (or any of its personnel) is an independent consultant to Vivakor.

4.	Term of Agreement. The term of this Agreement shall be for an initial term of 6 months, commencing on the date of this Agreement, and may be renewed on a month-to-month under the same terms, subject to prior termination as hereinafter provided.

5.	Compensation. In providing the foregoing services, Consultant shall receive Eight Thousand dollars ($8,000) per month paid at the end of the month of services rendered. Payments to be made on the last day of the month beginning January 31, 2023.

6.	Reimbursement of Expenses. Consultant shall be reimbursed for any reasonable travel and entertainment expenses incurred but must have written pre-approval from the Company’s CEO before such expense is incurred. Such expenses shall be paid no later than 5 days from submission of expense report to Company.

7.	Company’s Representations. The Company represents that it is in compliance with all applicable Securities and Exchange Commission reporting and accounting requirements and all applicable requirements of FINRA or any stock exchange. The Company further represents that it has not been and is not the subject of any enforcement proceeding or injunction by the Securities and Exchange Commission or any state securities agency.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS SEC Legal Compliance. Consultant hereby represents that it has in place policies and procedures relating to, and addressing, with the commercially reasonable intent to ensure compliance with, applicable securities laws, rules and regulations. Consultant further acknowledges that by the very nature of its relationship with the Company it will, from time to time, have knowledge of or access to material non-public information (as such term is defined by the Exchange Act) Consultant hereby agrees and covenants that:

1.	Consultant will not make any purchases or sales in the stock of the Company while in possession of, or aware of, such information.

2.	Consultant will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of such information to third parties unless authorized in writing by the Company to do so as may be necessary in the performance of its Services under this Agreement.

3.	The Company will not, in any way, utilize or otherwise include such information, in actual form or in substantive content, in its analysis for, preparation of or release of any Consultant literature or other communication(s) relating to the Company, including, but not limited to: Press Releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

8.	Termination.

(a)	This Agreement shall automatically terminate upon the dissolution, bankruptcy or insolvency of the Company or Consultant.

(b)	This Agreement may be terminated by either party upon giving written notice to the other party if the other party is in default hereunder and such default is not cured within fifteen (15) days of receipt of written notice of such default. The Company will be considered to be in default if payment to Consultant is more than 7 days late.

(c)	Consultant and Company shall have the right and discretion to terminate this Agreement immediately should the other party in performing their duties hereunder, violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have or will not have a material adverse effect on the operations of the Company.

(d)	In the event of any termination hereunder all funds paid to the Consultant through the date of termination shall be fully earned and non-refundable and the parties shall have no further responsibilities to each other except that the Company shall be responsible to make any and all payments if any, due to the Consultant through the date of the termination and the Consultant shall be responsible to comply with the provisions of section 10 hereof.

9.	Work Product. It is agreed that all information and materials produced for the Company shall be the property of the Company, free and clear of all claims thereto by the Consultant, and the Consultant shall retain no claim of authorship therein.

10.	Confidentiality. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Company and its affiliates that are valuable, special and unique assets and property of the Company and such affiliates. The Consultant will not, during the term of this Agreement, disclose, without the prior written consent or authorization of the Company, any of such information to any person, for any reason or purpose whatsoever. In this regard, the Company agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

11.	Conflict of Interest. The Consultant shall be free to perform services for other persons. The Consultant will notify the Company of its performance of consultant services for any other person, which could conflict with its obligations under the Agreement. Upon receiving such notice, the Company may terminate this Agreement or consent to the Consultant’s outside consulting activities; failure to terminate, this Agreement within seven (7) business days of receipt of written notice of conflict shall constitute the Company’s ongoing consent to the Consultant’s outside consulting services.

12.	Disclaimer of Responsibility for Act of the Company. In no event shall Consultant be required by this Agreement to represent or make management decisions for the Company. Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions, made by the Company or any affiliates or subsidiaries of the Company.

13.	Indemnification.

(a) The Company shall protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Company herein, or (b) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Company (c) a violation of state or federal securities laws.

(b) The Consultant shall protect, defend, indemnify and hold Company and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Consultant herein, or (b) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Consultant (c) a violation of state or federal securities laws.

14.	Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail, e-mail, or by Federal Express or other recognized overnight courier to the principal office of each party.

15.	Waiver of Breach. Any waiver by either party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

16.	Assignment. This Agreement and the right and obligations of the Consultant hereunder shall not be assignable without the written consent of the Company.

17.	Applicable Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of California and that in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of California shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

18.	Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

19.	Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the parties.

20.	Waiver and Modification. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

21.	Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the JAMS under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Orange County, California.

22.	Counterparts and Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.

If you are in agreement with the foregoing, please execute and return one copy of this letter to the undersigned. Thank you. We look forward to working with you.

CONSULTANT:

TRENT STAGGS

/s/ Trent Staggs	DATE:	1/3/2023

COMPANY:

VIVAKOR, INC.

By:	/s/ James Ballengee	DATE:	1/3/2023

Title:	CEO